Exhibit 23.12

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on this Form S-3 and related Prospectus of Vital Energy, Inc. for the registration of up to 8,277,106 shares of its common stock and to the incorporation by reference therein of our report dated April 28, 2023, with respect to the consolidated financial statements of Tall City Exploration III LLC, included in Vital Energy, Inc.’s Current Report on Form 8-K dated September 13, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Houston, Texas

November 6, 2023